UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): October 18, 2006
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32434 (Commission File Number)	37-1149138 (I.R.S. Employer Identification No.)
440 Maine Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     On October 18, 2006, Mercantile Bancorp, Inc. (the “Company”) issued a press release reporting net income for the third quarter ended September 30, 2006 of $2.9 million, or 50 cents per share, compared with net income of $2.6 million, or 45 cents per share, in the same period a year ago. Weighted average shares outstanding were 5,847,827 and 5,884,371 in the third quarter of 2006 and 2005, respectively. The Company noted that results for the prior year period have been adjusted to reflect the Company’s three-for-one stock split in June 2006. For the nine months ended September 30, 2006, Mercantile posted net income of $7.1 million, or $1.21 per share, on 5,848,104 weighted average shares outstanding, compared with net income of $7.0 million or $1.20 per share on 5,888,793 weighted average shares outstanding in the first nine months last year. Prior year numbers have been adjusted to reflect the June 2006 three-for-one stock split.
     Net interest income in the third quarter was $9.4 million, an increase of 5.2 percent over net interest income of $8.9 million reported in the third quarter a year ago, the Company reported. This increase was the result of growth in the loan portfolio, partially offset by a decline in net interest margin to 3.30 percent from 3.53 percent in the third quarter a year earlier. A major factor in the decline in third quarter net interest margin was a significant increase in interest expense as a result of trust preferred securities issued to fund the acquisition of Royal Palm Bancorp, which is expected to close in the fourth quarter of 2006. Net interest income for the nine months amounted to $27.7 million, compared with $26.1 million in the nine months of the previous year, an increase of six percent. Net interest margin for the first nine months of 2006 was 3.41 percent vs. 3.52 percent for the same period last year. This reflects the increase in interest rates paid on deposits combined with the effect of interest on the trust preferred securities issued to fund the Royal Palm acquisition.
     Noninterest income in the third quarter rose to $3.8 million from $2.1 million in the same period last year. The large increase is due principally to a gain of $1.5 million from the sale of Mercantile’s interest in NorthStar Bancshares, Inc., which was acquired by a third party, according to the Company. Additionally, securities brokerage fees in the quarter rose to $249,000 from $77,000 in the same period a year earlier as that operation began to more fully realize its potential. For the nine months, noninterest income grew by 41.1 percent to $8.5 million from $6.0 million in the comparable period last year. The increase is the combined result of the gain on sale of the Company’s NorthStar investment, growth in securities brokerage fees and increases in most other noninterest categories.
     During the third quarter, specifically in July, the Company issued $30 million in trust preferred securities and renewed and extended a $15 million line of credit. Funds generated from the financing activity will be used to complete the acquisition of Royal Palm Bancorp and for general corporate purposes. Cash and equivalents stood at $43.2 million. Net loans were $899 million, up 5.8 percent from $850 million at the end of 2005. Total assets rose 7.4 percent to $1.22 billion at September 30 from $1.14 billion at the end of the previous year. Deposits at third quarter-end were $996 million, an increase of 5.3 percent from their level of $946 million as of December 31, 2005. Stockholders’ equity climbed to $97.8 million up 6.9 percent from $91.5 million at the end of last year.

     The full text of the earnings release is included herein as Exhibit 99.1 and is incorporated herein by reference.
Note: The information in this report provided in Item 2.02 (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements And Exhibits
     (c) Exhibits:

Exhibit
Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on October 18, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/ Dan S. Dugan
	Name:	Dan S. Dugan
	Title:	Chairman, President and Chief Executive Officer

Date: October 18, 2006

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